UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SM&A

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SM&A Board and Company Founder Steven Myers
Reach Agreement Ending Proxy Contest
     NEWPORT BEACH, CA — May 22, 2008 — In a joint statement, SM&A President and Chief Executive Cathy McCarthy and the company’s founder and retired Chairman and CEO, Steven Myers, today announced that they had reached a positive and amicable agreement to resolve the pending proxy contest for the benefit of all the company’s stockholders, employees and clients.
     Under terms of the agreement, SM&A has agreed to add two new independent Board members from a pool of candidates to be recommended by major shareholders—including Mr. Myers—and approved by the Board. They will replace two existing directors who will voluntarily resign. Mr. Myers will vote his stock for SM&A’s nine current directors at the company’s annual meeting on Friday, May 23. Mr. Myers also agreed to a standstill agreement that expires in advance of the Company’s 2010 annual meeting. Additional terms will be included in the written agreement that will be filed with the Securities and Exchange Commission.
     Ms. McCarthy said, “We met with each of our major stockholders over the past few weeks and we take their input seriously. We are extremely gratified by the overwhelming support we received for the steps we have taken and are taking to enhance the future of the company. With this contest behind us I look forward to an open dialogue with Steve and knowing he is available to share his insights and experience.”
     Said Mr. Myers of the agreement, “This is a true win for SM&A and all of its stakeholders. Cathy and I are committed to an ongoing dialogue, which will surely advance SM&A’s services to its clients, support for its employees and value for its stockholders. I want to express my support for Cathy, Dwight and the Board in their efforts to take SM&A to the next level.”
     SM&A Chairman Dwight L. Hanger added, “Steve’s passion for the company he founded, and spent so many years serving, created the foundation for what we are building today. We are committed to doing whatever we can to enhance stockholder value. We look forward over the next several months to working with our major stockholders to improve the diversity of expertise on our board.”
About SM&A
     SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
     All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
     Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick or Jim Bates
Sitrick and Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A